Exhibit (a)(4)
IN THE CIRCUIT COURT OF THE FIFTEENTH JUDICIAL CIRCUIT IN AND FOR PALM BEACH COUNTY, FLORIDA MILTON PFEIFFER individually and on behalf of all others similarly situated 2009 CA 0251 37XXXX MB Plaintiff, ) CASE NO. ) v. ) CIVIL ACTION ) 4r THOMAS EVANS, RANDALL POLINER, ) CLASS ACTION COMPLAINT ROBERT O’BLOCK WILLIAM MARTIN, ) RICHARD PINOLA, PETER MORSE, ) BANKRATE, INC., BEN HOLDINGS, INC. and BEN MERGER SUB, INC., Defendants. Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows: 1. Plaintiff brings this action on behalf of the public stockholders of Bankrate, Inc. (“Bankrate” or the “Company”) against Defendants, Bankrate and its Board of Directors seeking equitable relief for their breaches of fiduciary duty and other violations of state law arising out of a proposed transaction in which Defendants Ben Holdings, Inc., and Ben Merger Sub, Inc. (collectively “Ben Holdings”) plan to acquire all the outstanding shares of Bankrate by means of an unfair sales process, pursuant to unfair terms, and for an unfair price of $28.50 per share in cash (the “Proposed Transaction’’’). The Proposed Transaction is valued at approximately $571 million. PARTIES 2. Plaintiff is and has been at all relevant times, the owner of shares of common stock of Bankrate. -

3. Bankrate is a corporation organized and existing under the laws of the State of Florida. It maintains its principal corporate offices at 11760 US Highway One Suite 200, North Palm Beach, FL 33408 and owns and operates an Internet-based COnSUI11er banking and personal finance network. The Company’s Website, Bankrate.com provides information on financial products and fees, including mortgages, credit cards, new and used automobile loans, money market accounts, certificates of deposit, checking and ATM fees, home equity loans, and online banking fees. It operates through two segments, Online Publishing, and Print Publishing and Licensing. The Online Publishing segment engages in the sale of advertising, sponsorships, leads, and hyperlinks through Bankrate.com, Interest.com Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, Nationwidecardservices.com creditcardsearchengine.com, Savingforcollege.com, Feedisclosure.com, Insureme.com, and Bankrate.com.cn (China). The Print Publishing and Licensing segment sells advertising in the Mortgage Guide, and Deposit and CD Guide rate tables; newsletter subscription; and licensing of research information. Bankrate, Inc. also markets consumer and business credit cards, as well as insurance rates for auto, home, life, health, and long-term care. 4. Defendant Thomas Evans (“Evans”) has been the President, Chief Executive Officer, and a Director of the Company since 2004. 5. Defendant Randall Poliner ('''Poliner’’) has been a Director of the Company since 1998. 6. Defendant Robert O’Block (“O’Block”) has been a Director of the Company since 1999. 7. Defendant William Martin (,“Martin”) has been a Director of the Company since 2000. 2 -

8. Defendant Richard Pinola (''Pinola’’) has been a Director of the C0111pany since 2004. 9. Defendant Peter Morse (“-Morse”) has been Chairman of the Board of the Company since 2002. 10. Defendants referenced in 4 through 9 are collectively referred to as Individual Defendants and/or the Bankrate Board. The Individual Defendants as officers and/or directors of Bankrate., have a fiduciary relationship with Plaintiff and other public shareholders of Bankrate and owe them the highest obligations of good faith, fair dealing., loyalty and due care. 11. Defendant Ben Holdings is a Delaware Corporation that is operated by Apax Partners, one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice and management of Apax Partners globally total over $35 billion. 12. Defendant Ben Merger Sub., Inc. is a Florida Corporation wholly owned by Ben Holdings that was created for the purposes of effectuating the Proposed Transaction. INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 13. By reason of Individual Defendants’ positions with the Company as officers and/or Directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of Bankrate and owe them, as well as the Company, a duty of highest good faith, fair dealing, loyalty and full, candid and adequate disclosure, as well as a duty to maximize shareholder value. 14. Where the officers and/or Directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control; (ii) a break up of the corporation’s assets; or (iii) sale of the corporation, the Directors have an affirmative fiduciary 3 obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control the shareholders are entitled to receive a significant premium. To diligently comply with their fiduciary duties, the Directors and/or officers may not take any action that: (a) adversely affects the value provided to the corporation’s shareholders (b) favors themselves or will discourage or inhibit alternative offers to purchase control of the corporation or its assets; (c) contractually prohibits them from complying with their fiduciary duties; (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or (e) will provide the Directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders. 15. In accordance with their duties of loyalty and good faith, the Individual Defendants, as Directors and/or officers of Bankrate, are obligated to refrain from: (a) participating in any transaction where the Directors or officers’ loyalties are divided; (b) participating in any transaction where the Directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or (c) unjustly enriching themselves at the expense or to the detriment of the public shareholders. 16. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction are knowingly or recklessly violating their fiduciary 4 duties, including their duties of loyalty good faith and independence owed to Plaintiff and other public shareholders of Bankrate or are aiding and abetting others in violating those duties. 17. Defendants also owe the Company’s stockholders a duty of truthfulness, which includes the disclosure of all material facts concerning the Proposed Transaction and, particularly, the fairness of the price offered for the stockl10lders’ equity interest. Defendants are knowingly or recklessly breaching their fiduciary duties of candor and good faith by failing to disclose all material information concerning the Proposed Transaction, and/or aiding and abetting other Defendants’ breaches. CONSPIRACY, AIDING AND ABETTING AND CONCERTED ACTION 18. In committing the wrongful acts alleged herein, each of the Defendants has pursued, or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired with one another, in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Defendants further aided and abetted and/or assisted each other in breach of their respective duties as herein alleged. 19. During all relevant times hereto, the Defendants, and each of them, initiated a course of conduct which was designed to and did: (i) permit Ben Holdings to attempt to eliminate the public shareholders’ equity interest in Bankrate pursuant to a defective sales process, and (ii) permit Ben Holdings to buy the Company for an unfair price. In furtherance of this plan, conspiracy and course of conduct, Defendants, and each of them, took the actions as set forth herein. 20. Each of the Defendants herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions, as particularized herein, to substantially assist the commission of the wrongdoing complained of, each Defendant acted with knowledge of the primary wrongdoing., substantially assisted the accomplishment of that 5 -

wrongdoing, and was aware of his or her overall contribution to, and furtherance of, the wrongdoing. The Defendants’ acts of aiding and abetting included, infer alia, the acts each of them are alleged to have con1n1itted in furtherance of the conspiracy, common enterprise and common course of conduct con1plained of herein. CLASS ACTION ALLEGATIONS 21. Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of Bankrate common stock and their successors in interest., except Defendants and their affiliates (the “Class”). 22. This action is properly maintainable as a class action for the following reasons: (a) the Class is so numerous that joinder of all members is impracticable. As of July 23, 2009, Bankrate has approximately 18.78 million shares outstanding. (b) questions of law and fact are common to the Class, including., inter alia, the following: (i) Have the Individual Defendants breached their fiduciary duties owed by them to Plaintiff and the others members of the Class; (ii) Are the Individual Defendants., in connection with the Proposed Transaction of Bankrate by Ben Holdings., pursuing a course of conduct that does not maximize Bankrate’s value in violation of their fiduciary duties; (iii) Have the Individual Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class; 6 -

(iv) Have Bankrate and Ben Holdings aided and abetted the Individual Defendants’ breaches of fiduciary duty and (v) Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct. (c) Plaintiff is committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. (d) Plaintiffs claims are typical of those of the other members of the Class. (e) Plaintiff has no interests that are adverse to the Class. (1) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for Defendants. (g) Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests. SUBSTANTIVE ALLEGATIONS 23. In a press release dated July 22, 2009, the Company announced that it had entered into a merger agreement with Ben Holdings, stating: NEW YORK -July 22, 2009 -Bankrate, Inc. (NASDAQ: RATE) announced today that it has entered into a definitive agreement to be acquired and taken private by funds advised by Apax Partners, a global private equity firm with over $35 billion in funds under advice and significant expertise in financial services and media. Under the terms of the agreement Apax will commence a tender offer to acquire all of the outstanding common stock of Bankrate’s for $28.50 per share in cash, followed by a merger to acquire all remaining outstanding Bankrate shares at the same price paid in the tender offer. ‘The offer price represents a premium of 15.8% over yesterday’s closing stock price and 18.2% over the average 7 -

closing price for the previous ten trading days. The transaction is valued at approximately $571 111illion. Apax is providing 100% of the financing for the acquisition fron1 its equity funds under management. Shareholders representing approximately 24% of Bankrate’s outstanding shares have entered into support agreements with Apax in connection with the transaction. *** Bankrate’s Board of Directors unanimously approved the transaction, which is subject to customary closing conditions, including minimum levels of participation in the tender offer and regulatory approvals. Under the terms of the merger agreement, Apax will commence the tender offer no later than Tuesday, July 28, 2009. The transaction is currently expected to close at the end of the third quarter of 2009. Bankrate’s financial advisor is Allen & Company LLC and its legal advisor is Wachtell, Lipton, Rosen & Katz. Allen & Company LLC and Needham & Company, LLC 24. On that same day, the Company filed a Form 8-K with the United States Securities and Exchange Commission (“SEC”) wherein it disclosed the operating Agreement and Plan of Merger for the Proposed Transaction (the “Merger Agreement”). The announcement and filings reveal that the Proposed Transaction is the product of a flawed sales process and is being consummated at an unfair price. THE PRICE IS UNFAIR 25. In the few months prior to the Proposed Transaction, Bankrate stock had been trading well in excess of the Proposed Transaction offer price of $28.50. In fact, as recently as June 2, 2009 Bankrate’s stock closed at $31.83, and in January 2009, it traded over $40.00 per share. The recent dip in Bankrate’s stock price to $24.62 per share on July 21, 2009 is not the result of any fundamental change in the Company but likely reflects recent turmoil in the financial markets. 8 -

26. Further, the average price target by 13 Wall Street analysts is $28.77 per share” with at least seven analysts setting a price target of $30.00 or 1110re” and at least one analyst setting a price target of $39.00 per share. 27. Accordingly” the Proposed Transaction price of $28.50 is unfair. THE PRECLUSIVE DEAL PROTECTION DEVICES 28. As part of the Merger Agreement” Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a .fait d’accompli and ensure that no competing offers will emerge for the Company. 29. Moreover, Defendants agreed to such terms without any hard evidence that they sought a third party buyer for Bankrate and no evidence that Bankrate’s Directors shopped the Company in order to obtain the best possible (higher) price for Bankrate’s shareholders. 30. First, the Merger Agreement contains a strict “no shop” provision prohibiting the members of the Bankrate Board from taking any affirmative action to comply with their fiduciary duties to maximize shareholder value, including soliciting proposals relating to alternative tender offer or business combinations. The Merger Agreement also includes a strict “standstill” provision which prohibits, except under extremely limited circumstances, the Defendants from even engaging in discussions or negotiations relating to alternative business combinations. In addition to the “no shop” and “standstill” provisions, the Merger Agreement includes a $30.,000,,000 termination fee should the Board choose to accept a superior deal. The termination fee in combination with the preclusive deal protection devices will all but ensure that no competing offer will be forthcoming. 31. Section 6.2 of the Merger Agreement severely restricts the Board’s ability to enter into discussions and negotiations involving a competing unsolicited bid requiring the Board to (i) determine after consulting with the Company’s outside legal counsel and financial advisors 9 -

that the con1peting bid would reasonably be expected to result in a superior proposal; (ii) determine that the failure to take such action would violate its fiduciary duties; (iii) give Ben Holdings notice to the effect that the C0111pany entering into discussions or negotiations with another bidder; (iv) receives from the bidder an executed confidentiality agreement; and (v) keep Ben Holdings informed, on a reasonably current basis, of the status of any discussions or negotiations with other bidders. 32. Further, the Merger Agreement provides a limited exception under which the Board may recommend an alternative acquisition proposal, requiring the Board to (i) provide Ben Holdings with written notice that the Company has received a superior proposal, and provide Ben Holdings with the most current written agreement relating to the superior proposal and the identify the bidder making such a superior proposal, (ii) provide Ben Holdings with a 3 business days period during which the Company is required to negotiate in good faith with Ben Holdings so that Ben Holdings may propose a modification to the Merger Agreement for the purpose of causing the alternative acquisition proposal to no longer be a superior proposal. These provisions further discourage bidders from making a competing bid for the Company. 33. Thus, even if the Bankrate Board receives an intervening bid that appeared to be “superior” to Ben Holdings’ offer, they are precluded from even entering into discussions and negotiations unless they first reasonably determine in good faith that the alternative proposal is, in fact, “superior.” Consequently, this provision prevents the Bankrate Board from exercising their fiduciary duties and precludes an investigation into competing proposals unless., as a prerequisite, the majority of the Bankrate Board first determines that the proposal is superior. 34. In addition to the unreasonably high standard that 111ust be met for the Board to even consider a competing bid, the Company must also notify Ben Holdings promptly before 10 recommending to accept that alternative bid, giving Ben Holdings an opportunity to match the terms of any competing bid. Obviously” no potential bidder will waste time and resources to make a competing bid that Ben Holdings can sin1ply 111atch. CLAIM FOR RELIEF COUNT I Breach of Fiduciary Duty -Failure to Maximize Shareholder Value (Against All Individual Defendants) 35. Plaintiff repeats all previous allegations as if set forth in full herein. 36. As Directors of Bankrate, the Individual Defendants stand in a fiduciary relationship to Plaintiff and the other public stockholders of the Company and owe them the highest fiduciary obligations of loyalty and care. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize Bankrate’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court. 37. As discussed herein, the Individual Defendants have breached their fiduciary duties to Bankrate shareholders by failing to engage in an honest and fair sale process. 38. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Bankrate’s assets and will be prevented from benefiting from a value-maximizing transaction. 39. Unless enjoined by this Court” the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consun1mate the Proposed Transaction, to the irreparable harm of the Class. 40. Plaintiff and the Class have no adequate remedy at law. 11 -

COUNT II Aiding and Abetting (Against Bankrate and Ben Holdings) 41. Plaintiff repeats all previous allegations as if set forth in full herein. 42. As alleged in more detail above, Bankrate and Ben Holdings are well aware that the Individual Defendants have not sought to obtain the best available transaction for the Company’s public shareholders. Defendants Bankrate and Ben Holdings aided and abetted the Individual Defendants’ breaches of fiduciary duties. 43. As a result, Plaintiff and the Class members are being harmed. 44. Plaintiff and the Class have no adequate remedy at law. WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows: (A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and their counsel as Class counsel; (B) enjoining, preliminarily and permanently, the Proposed Transaction (C) in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages; (D) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties 12

(E) awarding Plaintiff the costs of this action., including a reasonable allowance for the fees and expenses of Plaintit1 s attorneys and experts and (F) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper. July 24, 2009 ) .JOHN H. RUIZ, P.A. Hector A. Pena., Esq. FBN: 25503 5040NW 7ST Suite 920 Miami, Florida 33126 Tel: 305-649-0020 LOCAL COUNSEL OF COUNSEL LEVI & KORSINSKY, LLP Eduard Korsinsky, Esq. Juan E. Monteverde, Esq. 30 Broad Street, 15th Floor New York, New York 10004 Tel: (212) 363-7500 Fax: (212) 363-7171 13